Exhibit 10(q)
AMENDMENT TO THE ILLINOIS TOOL WORKS INC.
2006 STOCK INCENTIVE PLAN
     This Amendment to the Illinois Tool Works Inc. 2006 Stock Incentive Plan (the “Plan”) is made as of the 8th day of February, 2008 by the Board of Directors of Illinois Tool Works Inc. (the “Company”).
R E C I T A L S
     The Plan, which was approved by the Board of Directors on February 10, 2006, amended by the Board of Directors on May 5, 2006 and approved by the Stockholders on May 5, 2006, is an amendment and restatement of the Illinois Tool Works Inc. 1996 Stock Incentive Plan, as amended. All capitalized terms not defined herein shall have the same meaning as in the Plan.
A M E N D M E N T
     The Definition of “Fair Market Value” in Section 2 of the Plan is hereby amended and superseded in its entirety to provide as follows:
Fair Market Value:     The closing market price of Common Stock on the relevant date, as reported in the New York Stock Exchange section (or any successor thereto) of The Wall Street Journal, or, if no sales of Common Stock were reported for that date, on the most recent preceding date on which Common Stock was traded.